Exhibit 99.1

For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer	Phone: 303-421-4063
randall.marx@arcwireless.net	Fax: 303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

ARC WIRELESS SOLUTIONS REPORTS THIRD QUARTER RESULTS

     Wheat Ridge, Colorado November 14, 2006 – ARC Wireless Solutions, Inc. (“ARC”) (OTC BB:ARCS) today announced operating results for the third quarter ended September 30, 2006 that includes results for both continuing and discontinued operations. As a result of the sale of Winncom Technologies Corp. (“Winncom”), a wholly owned subsidiary, to an Irish company for $17 million in cash,, the operations of Winncom are classified as discontinued operations for accounting purposes. Revenues, including both continuing and discontinued operations for the three months ended September 30, 2006, were $18,866,000 compared to $12,490,000 for the three months ended September 30, 2005. Revenues, including both continuing and discontinued operations for the nine months ended September 30, 2006, were $48,402,000 compared to $28,674,000 for the same period last year. The 69% increase in revenues for the nine months ended September 30, 2006 compared to nine months ended September 30, 2005 was primarily due to Winncom’s international sales pursuant to its contract with JSC Kazakhtelecom, which accounted for 89% of the increase.

     Net loss for the three months ended September 30, 2006, including both continuing and discontinued operations, was $190,000 compared to net income of $240,000 for the three months ended September 30, 2005. Net loss for the nine months ended September 30, 2006, including both continuing and discontinued operations, was $110,000 compared to net income of $347,000 for the nine months ended September 30, 2005.

     Gross profit, including the continuing and discontinued operations, was 10.1% and 18% for the three months ended September 30, 2006 and September 30, 2005, respectively, and 11.7% and 18.2% for the nine months ended September 30, 2006 and September 30, 2005, respectively. The decrease in gross profit percentage is primarily due to Winncom’s lower margin on its international business and a decrease in margin at the Wireless Communications Solutions Division due to significant increases in component costs.

     Total revenues for discontinued operations for the three months ended September 30, 2006 were $17,029,000 as compared to $10,449,000 for the three months ended September 30, 2005. Total revenues for discontinued operations for the nine months ended September 30, 2006 were $43,192,000 as compared to $23,856,000 for the nine months ended September 30, 2005. The 81% increase in revenues for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 is primarily due to Winncom’s international sales pursuant to its contract with JSC Kazakhtelecom.

     Net income for discontinued operations for the three months ended September 30, 2006 was $141,000 as compared to $101,000 for the three months ended September 30, 2005. Net income for discontinued operations for the nine months ended September 30, 2006 was $818,000 as compared to $423,000 for the nine months ended September 30, 2005. The increase in net income is primarily due to the increase in Winncom’s international sales pursuant to its contract with JSC Kazakhtelecom.

     Gross profit for discontinued operations was 8.5% and 10.7% for the three months ended September 30, 2006 and September 30, 2005, respectively as compared to 10.1% and 13.6% for the nine months ended September 30, 2006 and September 30, 2005, respectively. The decrease in gross profit percentage is primarily due to Winncom’s lower margin on the JSC Kazakhtelecom contract.

     Net sales from continuing operations for the three months ended September 30, 2006 was $1,837,000 as compared to $2,041,000 for the three months ended September 30, 2005. The decrease was primarily due to decreased sales of one product to a single customer. Net sales from continuing operations for the nine months ended September 30, 2006 was $5,210,000 as compared to $4,818,000 for the nine months ended September 30, 2005. The increase in sales is primarily due to the introduction of several new products and new customers of the Wireless Communications Solutions Division.

     The net loss from continuing operations for the three months ended September 30, 2006 was $331,000 as compared to net income of $138,000 for the three months ended September 30, 2005. The net loss from continuing operations for the nine months ended September 30, 2006 was $928,000 as compared to $76,000 for the six months ended September 30, 2005. The increase in the net loss from continuing operations is due primarily to a decrease in gross profit from 42% to 26% for the three months ended September 30, 2005 and September 30, 2006, respectively and 41% to 25% for the nine months ended September 30, 2005 and September 30, 2006, respectively. The decrease in gross profit is mainly due to the significant increase in commodity costs of raw materials used in the production of the antenna products, the costs associated with transitioning our manufacturing to China and the domestic overhead costs associated with the introduction and subsequent manufacturing of several new products. As previously announced, the Company has formed a subsidiary in Hong Kong and will begin manufacturing many of its antenna products in China. This transition commenced in the third quarter of 2006 and is expected to have a significant impact on the Wireless Communications Solutions Division’s gross margin.

     “We are excited to begin a new era at ARC Wireless,” stated Randall P. Marx, ARC’s Chief Executive Officer. “The sale of Winncom is now complete, thus allowing us to become a more viable pursuer of new business opportunities.. The Company has filed its application to become listed on a major stock exchange which we believe will provide a better market for our current and future shareholders.. As previously announced as part of our plan we have selected Catalyst Financial Resources, LLC to execute a comprehensive investor awareness campaign aimed at enhancing the visibility of our Company as well as shareholder value.”

     “A significant investment is also being made in our antenna operations both in manufacturing and in products offered, with most of our production now transitioning through our new Hong Kong subsidiary’s office. We anticipate by the beginning of 2007 to have a run rate from our China contract factories of approximately 18,000 antennas per month including both panel and mobile antenna products. Our work force in Wheat Ridge has recently been reduced from approximately 83 in July to 37 as of November 1, 2006, along with staff additions to both sales and engineering. We are looking forward to a better year for the antenna and cable business in 2007 with the expectation that our Hong Kong operations will improve our overall gross margins,” Mr. Marx added.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary; and, it negotiates and manages its contract manufacturing relationships through its ARC Wireless Hong Kong, Ltd. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company’s China subsidiary is located in Kowloon, Hong Kong. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.starworkswireless.com and www.arcwirelesshk.net

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company’s expectations.